Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Zila, Inc.
Phoenix, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-134860, No. 333-139967, No. 333-139698 and No. 333-152063) and Form S-8 (No. 33-32805, No. 333-02857, No. 333-02859, No. 333-42769, No. 33-32970, No. 333-54958, No. 333-54960, No. 333-108754, No. 333-124671 and No. 333-151729) of Zila, Inc. of our reports dated October 2, 2008, relating to the consolidated financial statements, and the effectiveness of Zila, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 3, 2008 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP

Phoenix, Arizona
October 3, 2008